ENDOREX CORP.
	NOTICE OF GRANT OF STOCK OPTION


		Notice is hereby given of the following option grant (the "Option")
to purchase shares of the Common Stock of Endorex Corp. (the "Corporation"):

		Optionee:
		Grant Date:
		Vesting Commencement Date:
		Exercise Price:  $ 	per share
		Number of Option Shares: 	 shares
		Expiration Date:
		Type of Option:	[   ] Incentive Stock Option
					[   ] Non-Statutory Stock Option
		Exercise Schedule:  The Option shall become exercisable with
		respect to twelve and one-half percent (12.5%) of the Option Shares
		upon Optionee's completion of three (3) months of Service measured
		from the Vesting Commencement Date and shall become exercisable for
		the balance of the Option Shares in fourteen (14) successive equal
		quarterly installments upon Optionee's completion of each
		additional three (3) months of Service over the next forty-two (42)
		month period thereafter.  In no event shall the Option become
		exercisable for any additional Option Shares after Optionee's
		cessation of Service.

		Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Endorex Corp. Amended and Restated
1995 Omnibus Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement and any Addenda to such Stock Option Agreement attached hereto as Exhibit A. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.


		No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

		Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED: 					, 199


							ENDOREX CORP.

							By:

							Title:




							OPTIONEE

							Address:









ATTACHMENTS
Exhibit A - Stock Option Agreement and Addenda
EXHIBIT A

STOCK OPTION AGREEMENT (See Exhibit 99.3 to this Registration Statement on
                        Form S-8)